EXHIBIT 5


                       BAMBERGER, FOREMAN, OSWALD & HAHN
                           7th Floor Hulman Building
                              Post Office Box 657
                           Evansville, Indiana 47704
                            Telephone (812) 425-1591
                               Fax (812) 421-4936


                               February 21, 1995

SIGCORP, Inc.
20 N.W. Fourth Street
Evansville, Indiana 47741-0001


Ladies and Gentlemen:

     We have acted as counsel to SIGCORP, Inc., an Indiana corporation (the "Company"), in connection with the Registration Statement on Form S-4 of the Company, filed with the Securities and Exchange Commission (the "Commission") on January 20, 1995, as amended by Amendment No. 1 thereto filed with the Commission on February 21, 1995 (as so amended, the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 15,754,826 shares (the "Shares") of the common stock, without par value, of the Company.

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

     In connection with this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Restated Articles of Incorporation and By-laws, as amended, of the Company as currently in effect; (iii) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares and the other transactions contemplated by the Registration Statement; (iv) the form of Agreement and Plan of Exchange (the "Exchange Agreement") between the Company and Southern Indiana Gas and Electric Company ("SIGECO") as attached as Exhibit A to the Prospectus/Proxy Statement forming a part of the Registration Statement; and (v) such other documents and such questions of law as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

     Based upon the foregoing, we are of the opinion that if and when the Registration Statement is declared effective by the Commission and the proposed exchange is consummated in the manner contemplated by the form of Exchange Agreement, the Shares issued in exchange for shares of common stock, without par value, of SIGECO pursuant to the terms of the form of Exchange Agreement, will be validly issued, fully paid and nonassessable.

     We hereby  consent to the filing of this  opinion  with the  Commission  as
Exhibit 5 to the Registration Statement. We further consent to the use of the name of this firm in the Registration Statement and under the heading "Legal Opinions" in the Prospectus/Proxy Statement forming a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required pursuant to Section 7 of the Securities Act or the rules and regulations of the Commission.


                              Yours very truly,

                              BAMBERGER, FOREMAN, OSWALD & HAHN


                              By: Robert M. Becker
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